                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 8-K/A


                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934
         Date of Report (Date of earliest event reported) March 3, 1997

                  AMERICAN HERITAGE LIFE INVESTMENT CORPORATION
             (Exact Name of Registrant as Specified in its Charter)


                                     FLORIDA
                            (State of Incorporation)


     NO. 1-7255                                        NO. 59-1219710
(Commission File No.)                          (IRS Employer Identification No.)


                        1776 AMERICAN HERITAGE LIFE DRIVE
                           JACKSONVILLE, FLORIDA 32224
                    (Address of Principal Executive Offices)

                                  904/992-1776
                          (Registrant's Telephone No.)

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         Listed below are the financial statements, pro forma financial information and exhibits, if any, filed as part of this report.

         (a) Financial statements of the business acquired.

REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Shareholders of Columbia Universal Corporation:


         We have audited the accompanying consolidated balance sheets of Columbia Universal Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Columbia Universal Corporation and subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations, and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

         As discussed in Note 1.6 to the consolidated financial statements, in 1994 the Company adopted Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities".


                                                      Coopers & Lybrand L.L.P.

Austin, Texas
February 18, 1997

                         COLUMBIA UNIVERSAL CORPORATION
                           CONSOLIDATED BALANCE SHEETS

As of December 31,                                                 1996                     1995
----------------------------------------------------------------------------------------------------
ASSETS
Investments:
Securities available-for-sale:
  Debt securities                                             $302,933,944             $293,796,113
  Equity securities                                              2,360,390                2,955,307
Mortgage loans on real estate                                    2,335,997                2,920,850
Policy loans                                                    18,334,100               18,460,493
Short-term investments                                           2,236,958                3,583,780
---------------------------------------------------------------------------------------------------

TOTAL INVESTMENTS                                              328,201,389              321,716,543
---------------------------------------------------------------------------------------------------

Cash                                                             1,375,751                1,338,482
Accrued investment income                                        5,204,750                4,897,000
Policy acquisition costs                                        28,475,572               26,060,830
Acquisition related goodwill                                     1,657,637                1,709,067
Property and equipment                                             532,811                  542,098
Other assets                                                     3,025,530                3,315,489
---------------------------------------------------------------------------------------------------

TOTAL ASSETS                                                  $368,473,440             $359,579,509
===================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Policy liabilities:
  Life and annuity reserves                                   $303,496,563             $287,776,591
  Health reserves                                                3,395,933                3,603,508
  Policy claims and benefits payable                             1,362,046                2,245,930
  Other policyholder funds                                       5,697,611                5,108,091
---------------------------------------------------------------------------------------------------

                                                               313,952,153              298,734,120
---------------------------------------------------------------------------------------------------

Federal income taxes                                             4,097,907                7,011,175
Note payable                                                     6,969,662                8,352,790
Other liabilities                                                5,517,490                3,887,880
---------------------------------------------------------------------------------------------------

TOTAL LIABILITIES                                              330,537,212              317,985,965
---------------------------------------------------------------------------------------------------

Commitments and contingencies

Shareholders' equity:
  Preferred stock                                                       --                       --
  Common stock (issued and outstanding:
    1996 - 4,478,403 shares; 1995 - 4,478,403 shares)               44,784                   44,784
  Additional Paid-in capital                                    11,444,042               11,444,042
  Net unrealized capital gains                                   1,990,443                7,826,071
  Retained earnings                                             24,456,959               22,278,647
---------------------------------------------------------------------------------------------------

TOTAL SHAREHOLDERS' EQUITY                                      37,936,228               41,593,544
---------------------------------------------------------------------------------------------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                    $368,473,440             $359,579,509
===================================================================================================


See accompanying notes to consolidated financial statements.

                         COLUMBIA UNIVERSAL CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME

For the Years Ended December 31,                              1996                   1995                   1994
-------------------------------------------------------------------------------------------------------------------
REVENUES
Insurance revenues:
  Interest-sensitive life and annuity                    $  6,209,669           $  6,483,385           $  6,184,787
  Traditional life and annuity                              5,842,052              5,274,670              4,104,264
  Health insurance                                          2,410,003              2,681,796              7,928,777
  Reinsurance premiums                                     (1,928,487)            (2,006,267)            (2,409,117)
Net investment income                                      23,996,272             23,554,314             20,371,884
Net realized investment gains                               1,080,224              1,539,511              1,217,321
-------------------------------------------------------------------------------------------------------------------

TOTAL REVENUES                                             37,609,733             37,527,409             37,397,916
-------------------------------------------------------------------------------------------------------------------

BENEFITS AND EXPENSES
Life and annuity benefits                                   8,687,804              9,187,452             10,099,826
Health insurance benefits                                   1,576,943              2,190,837              4,863,053
Reinsurance recoveries                                     (1,680,938)            (1,716,046)            (2,191,823)
Interest credited to policyholder funds                    14,278,100             13,834,156             11,675,659
Decrease in policy reserves                                  (660,481)              (821,371)            (1,149,879)
Amortization of policy acquisition costs                    4,504,880              3,594,099              3,015,626
Commissions                                                   725,633                758,689              1,222,016
Other operating expenses                                    5,110,202              4,693,056              5,414,469
Interest                                                      660,254                831,395                755,251
Adjustment to sales price on health business                1,329,572                     --                     --
Terminated merger/public offering expenses                    441,488                     --                     --
-------------------------------------------------------------------------------------------------------------------

TOTAL BENEFITS AND EXPENSES                                34,973,457             32,552,267             33,704,198
-------------------------------------------------------------------------------------------------------------------

Income before federal income taxes                          2,636,276              4,975,142              3,693,718
Federal income taxes                                          457,964                942,661                564,584
-------------------------------------------------------------------------------------------------------------------

NET INCOME                                               $  2,178,312           $  4,032,481           $  3,129,134
===================================================================================================================

Net income per share                                     $        .48           $        .90           $        .70
-------------------------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.

                         COLUMBIA UNIVERSAL CORPORATION
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                    Additional    Net Unrealized                    Total
                                           Common Stock              Paid-in        Investment      Retained     Shareholders'
For the Years Ended December 31,       Shares         Amount         Capital       Gains (Losses)   Earnings        Equity
------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993           4,478,103          44,781      11,442,620        (51,927)     15,117,032     26,552,506
Adjustment arising from
 application of SFAS 115                                                            3,375,938                      3,375,938
Issuance of common stock                   200               2             948                                           950
Change in net unrealized
  investment gains (losses)                                                        (4,556,291)                    (4,556,291)
Net income                                                                                          3,129,134      3,129,134
------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1994           4,478,303          44,783      11,443,568     (1,232,280)     18,246,166     28,502,237
Issuance of common stock                   100               1             474                                           475
Adjustment arising from
  application of Guide 115                                                          3,801,762                      3,801,762
Change in net unrealized
  investment gains (losses)                                                         5,256,589                      5,256,589
Net income                                                                                          4,032,481      4,032,481
------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1995           4,478,403          44,784      11,444,042      7,826,071      22,278,647     41,593,544
Change in net unrealized
  investment gains (losses)                                                        (5,835,628)                    (5,835,628)
Net income                                                                                          2,178,312      2,178,312
==============================================================================================================================

Balance, December 31, 1996           4,478,403     $    44,784     $11,444,042    $ 1,990,443     $24,456,959    $37,936,228
=============================================================================================================================


See accompanying notes to consolidated financial statements.

                         COLUMBIA UNIVERSAL CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31,                                     1996                  1995                  1994
-------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                      $  2,178,312          $  4,032,481          $  3,129,134
Adjustments to reconcile net income to cash
 provided by operating activities:
  Interest credited to policyholder funds                         14,278,100            13,834,156            11,675,659
  Charges against policyholder funds                              (6,209,669)           (6,483,385)           (6,204,533)
  Net realized investment gains                                   (1,080,224)           (1,539,511)           (1,217,321)
  Depreciation and amortization                                      280,771               268,503               281,115
  Federal income taxes                                                92,965               374,388              (459,354)
  Accrued investment income and accrual of discounts
    and amortization of premiums on investments                     (482,340)           (1,719,433)           (1,472,380)
  Policy acquisition costs                                          (526,510)             (438,286)             (662,919)
  Policy reserves                                                   (660,481)             (821,371)           (1,149,879)
  Accrued benefits and general expenses                               59,173              (312,057)           (1,593,967)
  Other                                                            1,057,683               248,950               223,819
-------------------------------------------------------------------------------------------------------------------------

NET CASH PROVIDED BY OPERATING ACTIVITIES                          8,987,780             7,444,435             2,549,374
-------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Investments sold:
  Available-for-sale                                              24,517,617            24,623,159             8,730,632
  Held-to-maturity                                                        --             1,079,570                    --
  Other                                                                   --                    --               189,878
Investments called or matured:
  Available-for-sale                                              19,659,840            16,935,849            17,156,136
  Held-to-maturity                                                        --               197,057               186,970
  Other                                                              612,143               631,123             2,166,211
Investments acquired                                             (62,189,322)          (60,178,100)          (69,162,482)
Decrease (increase) in short-term investments                      1,346,822              (148,529)            2,945,037
Increase (decrease) in policy loans                                  126,393              (258,666)             (293,787)
Purchase of property and equipment                                  (198,776)             (260,291)             (252,886)
-------------------------------------------------------------------------------------------------------------------------

NET CASH USED BY INVESTING ACTIVITIES                            (16,125,283)          (17,378,828)          (38,334,291)
-------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Interest-sensitive life and annuity premiums                      30,826,057            34,432,935            47,448,138
Interest-sensitive life and annuity withdrawals                  (22,251,285)          (23,313,005)          (18,686,912)
Cash received in assumption reinsurance transactions                      --             1,352,470             7,279,309
Repayment of note payable                                         (1,400,000)           (1,200,000)           (1,250,000)
Note payable refinancing costs                                            --                    --               (76,626)
Proceeds from issuance of common stock                                    --                   475                   950
-------------------------------------------------------------------------------------------------------------------------

NET CASH PROVIDED BY FINANCING ACTIVITIES                          7,174,772            11,272,875            34,714,859
-------------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in cash                                       37,269             1,338,482            (1,070,058)
Cash at beginning of year                                          1,338,482                    --             1,070,058
-------------------------------------------------------------------------------------------------------------------------

Cash at end of year                                             $  1,375,751          $  1,338,482          $         --
=========================================================================================================================


See accompanying notes to consolidated financial statements.

                         COLUMBIA UNIVERSAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1.  Accounting Policies

         1.1 Principles of Consolidation and Basis of Presentation

         The consolidated financial statements have been prepared according to generally accepted accounting principles ("GAAP"). The Financial Accounting Standards Board ("the FASB") and the American Institute of Certified Public Accountants ("the AICPA") are the primary standards setting authorities for GAAP. The preparation of financial statements according to GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

         The consolidated financial statements include the accounts of Columbia Universal Corporation ("CUC") and its wholly-owned subsidiaries, Columbia Universal Life Insurance Company ("CULIC") and Columbia Universal Financial Corporation ("CUFC"), collectively referred to as the "Company". In preparing the consolidated financial statements, all material intercompany balances and transactions have been eliminated.

         CULIC is required to file financial statements with the National Association of Insurance Commissioners ("NAIC") and with various insurance regulatory authorities in the states in which it is licensed to conduct business. Those financial statements are prepared according to accounting principles that are prescribed or permitted by the NAIC or the Texas Department of Insurance, which is the regulatory authority in CULIC's home state. Statutory accounting principles differ from those used in the accompanying consolidated financial statements. Reconciliations of net income and shareholders' equity from the basis of accounting used for statutory reporting purposes to the basis used in the accompanying consolidated financial statements are included in
         Note 15.

         Certain amounts for the years ended December 31, 1995 and 1994, have been reclassified to conform with current year classifications.

         1.2 Proposed Sale of Company

         On January 2, 1997, the Company entered into an agreement with American Heritage Life Investment Corporation, a Florida corporation (AHL), and an affiliate of AHL, whereby the affiliate of AHL will merge into CUC. Pursuant to the agreement, approximately $44 million will be paid for all of the outstanding common stock of CUC and to fund the cancellation of options to purchase common stock of CUC. The transaction is subject to regulatory approval and is expected to close on or about March 1, 1997. Under the terms of the agreement, the transaction must close prior to April 15, 1997. No adjustments have been made to these financial statements as a result of this transaction.

         1.3 Insurance and Investment Contracts

         Insurance products are generally classified either as short-duration or long-duration.

         Short-duration contracts typically provide insurance coverage for a period of one year or less and allow the insurance company to cancel the contract or adjust its provisions at the end of the contract period. Certain term life insurance products are classified as short-duration contracts. Accident and health insurance products may be short-duration or long-duration, depending upon whether the contracts are expected to remain in force for an extended time.

         Long-duration contracts include products such as whole-life, universal life, guaranteed renewable term life and annuities that are expected to remain in force for a period exceeding one year.

         Long-duration contracts whose terms are fixed and guaranteed throughout the contract period are further classified as traditional contracts. Long-duration contracts whose terms are not fixed or guaranteed are classified as universal life insurance policies.

                         COLUMBIA UNIVERSAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         Long-duration contracts that do not subject an insurance company to risk of loss arising from policyholder mortality or morbidity are classified as investment products. Mortality or morbidity risk is present if, according to the terms of the contract, an insurance company is required to make payments or forego premiums contingent upon the death, disability or continued survival of a specific individual.

         1.4 Recognition of Insurance Revenues

         Premiums from short-duration contracts are recorded in the income statement as revenue over the life of the contract in proportion to the amount of insurance protection provided.

         Premiums from traditional contracts are recorded as revenue when they become due from the policyholder.

         Premiums from universal life insurance policies and investment products are not reported as revenue in income statements prepared according to GAAP. Instead, revenues from these products consist of amounts deducted from policy account balances for the cost of insurance, policy administration fees and surrender charges and are generally reported in the period deducted. If such amounts represent compensation for future services however, they are recorded as an unearned revenue liability in the balance sheet and are taken into income over the periods benefited using the same assumptions and factors used to amortize policy acquisition costs. Revenues from universal life insurance policies and investment contracts are reported in the income statement under the caption "interest sensitive life and annuity."

         1.5 Policy Liabilities, Benefits and Expenses

         Reserves for future policy benefits for universal life insurance policies and investment products represent policy account balances without reduction for surrender charges. Interest is credited to the account balances at variable rates of interest, which ranged between 2.5% and 12.30% during the three year period ended December 31, 1996.

         Reserves for future policy benefits for all other traditional life insurance products are computed using a net level premium method based upon estimated investment yields, mortality, persistency and other assumptions appropriate at the time the policies are issued. These estimates are based upon expected company experience adjusted to provide for possible adverse deviation. Estimated investment yields range from 9.7% to 6.5%. Estimated mortality is based upon select and ultimate tables common in the industry.

         Reserves for future policy benefits for accident and health insurance include unearned premiums, additional reserves based upon tables common in the industry with a level 3% interest assumption and the present value of amounts not yet due discounted at 3%. Unearned premium reserves totaled $307,453 at December 31, 1996, and $369,874 at December 31, 1995. The present value of amounts not yet due totaled $322,116 and $388,872, respectively.

         1.6 Debt and Equity Securities

         Effective December 31, 1995, all of the Company's investments in debt and equity securities have been classified as available-for-sale and are reported at their estimated market values.

         Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities" was adopted on January 1, 1994. Under Statement 115, companies are required to classify securities as "available-for-sale", "held-to-maturity", or "trading." The Company classified approximately 47% of its fixed-maturity securities portfolio as available-for-sale, with the remainder classified as held-to-maturity. Securities classified as available-for-sale are carried at market value with unrealized gains or losses, net of offsetting effects on deferred policy acquisitions costs and present value of future profits and deferred income taxes recorded as a component of shareholders' equity. Securities classified as held-to-maturity are carried at amortized cost. As a result of such classifications, the January 1, 1994 balance of shareholders' equity was increased by $3,375,938 (net of $2,003,920 allowance against deferred policy acquisition costs and net of deferred taxes of $1,739,120) to reflect the net unrealized gains on securities classified as available-for-sale that were previously carried at amortized cost. Prior to the adoption of Statement 115, the Company carried all of its fixed-maturity securities at amortized cost. Adoption of Statement 115 had no effect on net income.

                         COLUMBIA UNIVERSAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         In November 1995, the FASB issued, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" (Guide 115). Guide 115 permits companies to make a one-time reassessment of their allocation of securities between "trading," "available-for-sale," or "held-to-maturity" without calling into question the ability or intent of companies to hold their securities to maturity. Effective December 31, 1995, the company elected to reclassify all of its assets previously classified as held-to-maturity to available-for-sale. As a result of this reclassification, the reported balance of shareholders' equity increased $3,801,762. Application of Guide 115 had no effect on operations.

         1.7 Mortgage Loans

         Mortgage loans are reported at amortized cost, less an allowance for possible losses.

         1.8 Policy Loans

         Policy loans, which are collateralized by cash surrender values on the underlying insurance contracts, are reported at their unpaid principal balance.

         1.9 Short-term Investments

         Investments that mature in one year or less are classified as short-term investments and are reported at cost which approximates their estimated market values.

         1.10 Investment Gains and Losses

         Realized investment gains and losses are recognized using the specific identification method and include losses due to the decline in the estimated fair market value of investments that are considered to be permanent. Realized investment gains and losses are reported in the income statement as a component of total revenues.

         Unrealized investment gains and losses, which arise from changes in the estimated fair market values of available-for-sale securities are recorded as a separate component of shareholders' equity, after adjustment for the offsetting effects of policy acquisition costs, unearned revenues and deferred income taxes.

         1.11 Policy Acquisition Costs

         The costs of selling an insurance policy, including agents' commissions, underwriting and issue expenses and other expenses directly associated with the selling process are capitalized and included in the balance sheet under the caption "policy acquisition costs." These costs are commonly called "deferred policy acquisition costs." Also included in policy acquisition costs are costs associated with the purchase of groups of insurance policies from other insurance companies, called the "present value of future profits."

         Policy acquisition costs associated with universal life insurance policies and investment products are charged to expense over the lives of the contracts in relation to the estimated gross profits from those contracts, including realized investment gains and losses.

         Policy acquisition costs related to traditional insurance contracts are charged to expense over the lives of the contracts as the premiums are earned.

         The company periodically reviews the carrying value of policy acquisition costs for indications that the balance may not be recoverable. At December 31, 1996, the reported value of policy acquisition costs is considered appropriate. See Note 4 for an analysis of the changes in the balance of policy acquisition costs.

         1.12 Acquisition-Related Goodwill

         Acquisition-related goodwill is amortized on the straight-line basis over 40 years. Accumulated amortization was $385,724 at December 31, 1996 and $334,293 at December 31, 1995. The carrying value of goodwill is regularly reviewed for any indication of a permanent impairment in value. At December 31, 1996, the reported value and remaining life of acquisition-related goodwill were considered appropriate.

                         COLUMBIA UNIVERSAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         1.13 Property and Equipment

         Property and equipment is carried at cost less allowances for accumulated depreciation and amortization. Depreciation and amortization are computed on the straight-line basis over the estimated useful lives of the assets, or in the case of leasehold improvements, over the lease term. Maintenance and repairs are charged to expense when incurred. Profits or losses resulting from the disposal of property and equipment are included in earnings.

         1.14 Income Taxes

         Beginning December 31, 1996, CUC files a life/non-life consolidated federal income tax return with CUFC and CULIC. The tax liability of the affiliated group is allocated based upon a ratio of each affiliate's taxable income to the taxable income of the group. At December 31, 1995, CUC filed a consolidated federal income tax return with CUFC, and CULIC filed a separate tax return.

         Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recorded for temporary differences between the tax basis and financial reporting basis of assets and liabilities, using enacted tax rates expected to be in effect when the temporary differences reverse.

         Deferred income taxes have not been provided for that portion of CULIC's retained earnings designated as "policyholders' surplus" because such taxes would become payable only to the extent that such retained earning should be distributed as dividends or exceed certain limitations prescribed by federal law. Distributions are not contemplated from this portion of retained earnings, which totaled $2,067,300 at December 31, 1996.

         1.15 Statement of Cash Flows

         For purposes of the statement of cash flows, "cash" includes cash on hand and demand deposits.

         1.16 New Accounting Standards

         In October 1995, the FASB issued Statement 123, "Accounting for Stock-Based Compensation," which is effective for fiscal years beginning after December 15, 1995. Statement 123 encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options and other equity instruments based on new fair value accounting rules outlined in the statement. Companies electing not to adopt the new rules will continue to apply existing accounting rules contained in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." While application of the new accounting rules contained in Statement 123 is not mandatory, companies that choose not to adopt Statement 123 must disclose the pro forma effects of the new rules on net income and earnings per share. The company has chosen to adopt the disclosure requirements of Statement 123, effective for the year ended December 31, 1996. See Note 8.2.

2. Acquisitions and Divestitures

         2.1 Acquisitions

         The company has, from time to time, purchased blocks of life, health and annuity policies in assumption reinsurance transactions. The difference between the assets received and the liabilities assumed, or "present value of future profits," is recorded as an asset in the consolidated balance sheet under the caption "policy acquisition costs." See Note 4.

         2.2 Divestitures

         Effective April 30, 1994, the Company sold all of its directly written major medical business in an assumption reinsurance transaction. The effect of the transaction on net income and shareholders' equity net of certain restructuring costs, was insignificant. In accordance with the Agreement of Reinsurance (Agreement) related to such sale, a subsequent adjustment to the sales price was to occur on the "consummation date", as defined in the Agreement no later than 15 months after the date of sale. On the consummation date the Company and the purchaser did not agree on the subsequent adjustment and in accordance with the Agreement, any dispute would be settled through Arbitration. In November 1996, the purchaser was granted an arbitration award of approximately $1.2 million. The Company recognized costs and expenses of $1,329,572 in conjunction with this revision to the 1994 sales price during the year ended December 31, 1996.

                         COLUMBIA UNIVERSAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


3.  Investments

         3.1 Net Investment Income

         Net investment income earned during the years ended December 31, by category of investment is summarized as follows:

                                                                     1996                   1995                   1994
         ===================================================================================================================
         Fixed maturities                                       $ 22,275,972           $ 21,732,239           $ 18,443,774
         Equity securities                                           236,294                233,156                249,298
         Mortgage loans                                              287,590                340,305                440,713
         Policy loans                                              1,243,433              1,182,122              1,156,341
         Short=term investments                                      319,001                328,778                232,233
         Other                                                        13,837                 16,273                317,290
         ==================================================================================================================

         Gross investment income                                  24,376,127             23,832,873             20,839,649
         ===================================================================================================================

         Investment expenses                                        (379,855)              (278,559)              (467,765)
         ===================================================================================================================

         Net investment income                                  $ 23,996,272           $ 23,554,314           $ 20,371,884
         ===================================================================================================================


         The reported value of investments that have produced no investment income for the year ended December 31, 1996, is not material to the company's consolidated financial position.

         3.2 Realized Investment Gains and Losses

         Investment gains and losses realized during the years ended December 31 are presented below.

                                                                       1996           1995           1994
         ----------------------------------------------------------------------------------------------------
         From sale or redemption:
           Securities available-for-sale:
             Fixed maturities:
                        Gross realized gains                       $ 1,483,037    $ 1,628,137    $ 1,113,038
                        Gross realized losses                         (402,677)       (27,415)       (18,928)
             Equity securities:
                        Gross realized gains                            70,600         21,957         34,253
                        Gross realized losses                          (62,500)       (18,318)       (16,523)
           Securities held-to-maturity:
                        Gross realized gains                                --             85         53,194
                        Gross realized losses                               --        (64,975)       (51,231)
           Mortgage loans, real estate and other                        (8,236)            40        115,518
         ----------------------------------------------------------------------------------------------------


                                                                     1,080,224      1,539,511      1,229,321
         From permanent declines in estimated fair market values            --             --        (12,000)
         ----------------------------------------------------------------------------------------------------


         Net realized gains                                        $ 1,080,224    $ 1,539,511    $ 1,217,321
         ====================================================================================================


         During 1995, certain securities classified as held-to-maturity were sold due to concerns about the continued credit worthiness of the issuers. At the time of sale, the securities had an aggregate book value of $1,144,147 and the company recognized aggregate losses of $64,577.

                         COLUMBIA UNIVERSAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         3.3 Available-for-Sale Securities

         A summary of investments classified as available-for-sale at December 31, 1996 and 1995, is presented below.

                                                                                Gross              Gross            Estimated
                                                          Amortized          Unrealized         Unrealized            Market
         December 31, 1996                                   Cost               Gains             Losses              Value
         ---------------------------------------------------------------------------------------------------------------------
         Fixed-maturities:
         U.S. government and government
           agencies and authorities                      $  8,854,226       $    381,493       $     64,666       $  9,171,053
         States, municipalities and political
           subdivisions                                       345,900             22,556                -0-            368,456
         Foreign governments                                1,729,063             10,819             20,302          1,719,580
         Public utilities                                  80,070,818          1,993,921          1,236,780         80,827,959
         All other corporate bonds                        118,980,335          3,558,862          1,441,831        121,097,366
         Collateralized mortgage obligations               48,244,051            750,596            553,102         48,441,545
         Mortgage backed securities                        40,712,902            725,278            130,195         41,307,985
         ---------------------------------------------------------------------------------------------------------------------
                                                          298,937,295          7,443,525          3,446,876        302,933,944
         Equity securities                                  2,406,644             14,204             60,458          2,360,390
         ---------------------------------------------------------------------------------------------------------------------

         Total                                           $301,343,939       $  7,457,729       $  3,507,334       $305,294,334
         =====================================================================================================================
                                                                                Gross              Gross            Estimated
                                                          Amortized          Unrealized         Unrealized            Market
         December 31, 1995                                   Cost               Gains             Losses              Value
         ---------------------------------------------------------------------------------------------------------------------
         Fixed-maturities:
         U.S. government and government
           agencies and authorities                      $  6,916,606       $    746,772       $         --       $  7,663,378
         States, municipalities and political
           subdivisions                                       828,442             66,484                 --            894,926
         Foreign governments                                1,739,528             47,957                 --          1,787,485
         Public utilities                                  66,063,428          3,689,731            503,509         69,249,650
         All other corporate bonds                        100,499,686          7,426,462            416,777        107,509,371
         Collateralized mortgage obligations               59,085,433          2,631,857             72,384         61,644,906
         Mortgage backed securities                        43,897,842          1,163,167             14,612         45,046,397
         ---------------------------------------------------------------------------------------------------------------------
                                                          279,030,965         15,772,430          1,007,282        293,796,113
         Equity securities                                  3,055,405             41,673            141,771          2,955,307
         ---------------------------------------------------------------------------------------------------------------------

         Total                                           $282,086,370       $ 15,814,103       $  1,149,053       $296,751,420
         =====================================================================================================================


         3.4 Unrealized Investment Gains and Losses

         Changes in unrealized investment gains and (losses) during the years ended December 31, are summarized below.

                                                              1996            1995            1994
         ---------------------------------------------------------------------------------------------
         Debt Securities                                 $(10,768,499)   $ 17,354,882    $ (9,708,716)
         Equity securities                                     53,844         330,320        (294,668)
         ---------------------------------------------------------------------------------------------

                                                          (10,714,655)     17,685,202     (10,003,384)
         Policy acquisition costs and unearned revenue      1,872,796      (3,960,709)      3,082,674
         Deferred income taxes                              3,006,231      (4,666,142)      2,364,419
         ---------------------------------------------------------------------------------------------

         Total                                           $ (5,835,628)   $  9,058,351    $ (4,556,291)
         =============================================================================================

                         COLUMBIA UNIVERSAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         3.5 Contractual Maturities

         The amortized cost and estimated market value of the company's investments in debt securities at December 31, 1996, are summarized by contractual maturity below.

                                                           Estimated
                                                           Amortized        Market
         Available-for-Sale                                   Cost          Value
         ---------------------------------------------------------------------------
         Securities due on a single maturity date:
           Due in one year or less                       $    695,974   $    705,554
           Due after one year through five years           11,461,907     11,735,755
           Due after five years through ten years          45,538,622     45,204,455
           Due after ten years                            152,283,839    155,538,650
         Securities not due on a single maturity date:
           Collateralized mortgage obligations             48,244,051     48,441,545
           Mortgage backed securities                      40,712,902     41,307,985
         ---------------------------------------------------------------------------

         Total                                           $298,937,295   $302,933,944
         ===========================================================================

         Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay their obligations. In addition, changes in corporate investment strategies or other requirements may result in the sale of investments prior to their contractual maturity date.

         3.6 Deposits with State Insurance Departments

         Life insurance companies are required to maintain a certain amount of assets on deposit with state insurance departments. CULIC had assets with a total carrying value of $5,092,642 on deposit at December 31, 1996.

4. Policy Acquisition Costs

         An analysis of policy acquisition costs for each of the years ended December 31, is presented below:

                                                                                      1996            1995            1994
         ---------------------------------------------------------------------------------------------------------------------
         Deferred policy acquisition costs:
           Balance at January 1,                                                 $ 17,124,034    $ 18,441,301    $ 18,781,108
                        Acquisition costs deferred                                  5,031,389       4,032,385       3,678,545
                        Amortization                                               (3,068,083)     (2,011,499)     (3,130,235)
                        Amortization related to capital gains                        (322,331)       (416,389)       (138,342)
                        Adjustment arising from sale of major medical business             --              --      (1,682,360)
                        Adjustment arising from unrealized (gains) and losses       1,231,662      (2,023,644)      2,111,532
                        Accounting change (SFAS 115 and Guide 115)                         --        (898,120)     (1,178,947)
         ---------------------------------------------------------------------------------------------------------------------

           Balance at December 31,                                                 19,996,671      17,124,034      18,441,301
         ---------------------------------------------------------------------------------------------------------------------

         Present value of future profits:
           Balance at January 1,                                                    8,936,796      11,216,417      11,827,991
                        Acquisitions                                                       --              --         174,421
                        Interest added                                                737,855         872,990         943,946
                        Amortization                                               (1,799,006)     (1,916,919)     (1,732,320)
                        Amortization related to capital gains                         (53,314)       (122,282)       (143,790)
                        Adjustment arising from unrealized
                          investment (gains) and losses                               656,570        (618,324)        971,142
                        Effects of SFAS115 and Guide 15                                    --        (495,086)       (824,973)
         ---------------------------------------------------------------------------------------------------------------------

           Balance at December 31,                                                  8,478,901       8,936,796      11,216,417
         ---------------------------------------------------------------------------------------------------------------------
         Total                                                                   $ 28,475,572    $ 26,060,830    $ 29,657,718

                         COLUMBIA UNIVERSAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         Interest is added to the balance of present value of future profits ("PVFP") at rates that range from 6.15% to 18.0%. The December 31, 1996, the balance of PVFP is expected to amortize according to the following rates in each of the next five years: 1997 - 6.8%; 1998 - 6.2%; 1999 - 5.7%; 2000 - 5.2% and 2001 - 4.7%.

         As a result of a reevaluation of costs included with the production of new business during 1996, the Company increased deferred policy acquisition costs capitalized by approximately $774,000.

5. Property and Equipment

         A summary of property and equipment at December 31, is as follows:

                                                                  1996         1995
         -----------------------------------------------------------------------------
         Furniture and equipment                               $2,222,023   $2,175,557
         Leasehold improvements                                    42,998       42,998
         -----------------------------------------------------------------------------
                                                                2,265,021    2,218,555
         Less accumulated depreciation and amortization         1,732,210    1,676,457
         -----------------------------------------------------------------------------

         Net property and equipment                            $  532,811   $  542,098
         =============================================================================


6. Long-term Debt

         Long-term debt consists of a bank note due on July 1, 2000. The note bears interest at 1/2% above the bank's "general reference rate of interest," which was 8.25% at December 31, 1996. The note is collateralized by all of the outstanding common stock of CULIC.

         The note is subject to a loan agreement that, among other things, prohibits the payment of dividends or issuance or repurchase of common stock by CUC without the prior consent of the bank, requires that any distributions exceeding an aggregate of $250,000 to CUC from any of its subsidiaries be used to prepay the note, and requires that the Company meet certain debt coverage ratios and maintain adjusted statutory capital and surplus of at least $9,000,000.

         The following is a schedule of principal maturities under the note as of December 31, 1996:

         ---------------------------------------------------------------
                           1997                                1,600,000
                           1998                                1,800,000
                           1999                                1,800,000
                           2000                                1,800,000
         ---------------------------------------------------------------
                                                               7,000,000
         Unamortized refinancing costs                           (30,338)
         ---------------------------------------------------------------
         Total                                                $6,969,662
         ===============================================================


7.  Federal Income Taxes

         7.1 Federal Income Tax Expense

         Federal income tax expense (benefits) at December 31, was as follows:

                                                      1996             1995               1994
         ---------------------------------------------------------------------------------------
         Current tax expense                        $325,740         $615,815           $919,257
         Deferred tax expense (benefit)              132,224          326,846           (354,673)
         ---------------------------------------------------------------------------------------

         Total                                      $457,964         $942,661           $564,584

                         COLUMBIA UNIVERSAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         The company's effective income tax rate is lower than the statutory corporate federal income tax rate of 34%. A reconciliation of the difference for the years ended December 31, is as follows:

                                                     1996            1995            1994
         ----------------------------------------------------------------------------------
         Expected income tax at 34%               $ 896,334     $ 1,691,548     $ 1,255,864
         Small life insurance company deduction    (469,226)       (587,102)       (508,154)
         Valuation allowance                             --        (172,343)             --
         Other                                       30,856          10,558        (183,126)
         ----------------------------------------------------------------------------------
         Provision for federal income taxes       $ 457,964     $   942,661     $   564,584
         ==================================================================================
         Effective tax rate                              17%             19%           15.3%
         ==================================================================================

         Federal income taxes for 1995 were reduced by $172,343 as a result of a reversal of deferred tax asset valuation allowances which were established in prior years due to uncertainties about the Company's ability to realize its net operating loss carryforwards. Management has identified certain tax planning strategies that will, more likely than not, enable the Company to realize the net operating loss carryforwards.

         7.2 Federal Income Tax Liabilities

         Federal income tax liabilities (assets) at December 31, were as follows:

                                                                1996           1995
         ----------------------------------------------------------------------------
         Current tax                                       $  (350,154)   $  (310,894)
         Deferred tax applicable to:
           Income                                            3,497,273      3,365,049
           Net unrealized gains and losses on securities       950,788      3,957,020
         ----------------------------------------------------------------------------

         Net deferred tax liabilities                        4,448,061      7,322,069
         ----------------------------------------------------------------------------

         Total federal income tax liabilities              $ 4,097,907    $ 7,011,175
         ============================================================================

         The components of deferred tax (assets) and liabilities at December 31, were as follows:

                                                        1996             1995
         ----------------------------------------------------------------------
         Deferred tax assets:
           Policy liabilities and accruals          (3,594,450)      (3,480,994)
           Unearned investment income                 (161,795)        (161,976)
           Net operating loss carryforwards           (354,807)        (205,750)
           Other                                      (238,508)        (172,378)
         ----------------------------------------------------------------------

         Deferred tax assets                        (4,349,560)      (4,021,098)
         ----------------------------------------------------------------------

         Deferred tax liabilities:
           Investments                               1,372,448        4,983,703
           Policy acquisition costs                  7,399,673        6,333,964
           Other                                        25,500           25,500
         ----------------------------------------------------------------------

         Deferred tax liabilities                    8,797,621       11,343,167
         ----------------------------------------------------------------------

         Net deferred tax liabilities              $ 4,448,061     $  7,322,069
         ======================================================================

                         COLUMBIA UNIVERSAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         7.3 Federal Income Taxes Paid

         The company paid federal income taxes of $365,000 in 1996, $568,274 in 1995, and $1,122,500 in 1994.

         7.4 Net Operating Loss Carryforwards

         At December 31, 1996, CUC and CUFC had net operating loss carryforwards of $1,043,551 that expire in 1999 through 2010. The utilization of these carryforwards is dependent upon CUC and CUFC generating taxable income. Additionally, certain limitations will result if the proposed sale described in Note 1.2 is consummated.

8. Capital Stock

         8.1 Classes of Capital Stock

         The authorized capital stock of CUC consists of 5,000,000 shares of preferred stock and 10,000,000 shares of common stock, both of which have a par value of $.01 per share. The preferred stock may be issued in one or more series with the respective designations, rights and preferences of each series determined by the Board of Directors. None of the preferred stock has been issued. At December 31, 1996, 4,478,403 shares of common stock were held by shareholders of record.

         8.2 Stock Options

         The Company maintains an incentive stock option plan under which certain officers and key employees may be granted options to purchase shares of common stock. The Company applies APB Opinion 25 and related interpretations in accounting for its plan. Typically, the Company has not recognized compensation cost for its plan because the difference between the exercise price of each option has not been significantly different than the estimated face value of the Company's stock at the date of grant. Had compensation costs for the Company's plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method of SFAS No. 123, net income would not have been reduced by a material amount. The fair value of each option is estimated on the date of grant using the minimum value method prescribed by SFAS No. 123 assuming a risk free interest rate of 7% and a brief discount period given the probability that the merger explained in Note 1.2 will close in the first quarter of 1997.

         The Compensation and Benefits Committee of the Company determines participation eligibility and the number of options to be awarded. No options may be awarded to any person who owns more than 5% of the Company's outstanding common stock. The options are 20% vested immediately with the balance vesting at a rate of 20% per year. The options expire six years from the date of grant.

                         COLUMBIA UNIVERSAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         A summary of the status of the stock option plan is as follows:

                                                  Shares               Options Outstanding
                                                 Available                    Option
                                                 for Grant      Shares        Price
         -------------------------------------------------------------------------------------
         Balance at January 1, 1994               11,750       188,250      $4.75-$7.00
         Options:
           Granted                                (5,000)        5,000       4.75
           Exercised                                  --          (200)      4.75
           Forfeited                               2,800        (2,800)      4.75
           Expired                                 6,750        (6,750)      7.00
         -------------------------------------------------------------------------------------
         Balance at December 31, 1994             16,300       183,500       4.75-7.00
         Options:
           Granted                                (5,000)        5,000       4.75
           Exercised                                  --          (100)      4.75
           Forfeited                              40,000       (40,000)      4.75-7.00
           Expired                                20,000       (20,000)      7.00
         -------------------------------------------------------------------------------------
         Balance at December 31, 1995             71,300       128,400       4.75-7.00
         Options:
           Granted                               (55,500)       55,500       5.25
           Exercised                                  --            --              --
           Forfeited                              29,000       (29,000)      4.75-7.00
           Expired                                28,500       (28,500)      7.00
         -------------------------------------------------------------------------------------
         Balance at December 31, 1996             73,300       126,400      $4.75-$7.00
         =====================================================================================

         In addition to options granted under the incentive stock option plan, 51,500 options were granted to the company's chairman during 1995. The options are immediately exercisable at a price of $4.75 and expire six years from the date of grant. At December 31, 1996, there were 152,100 exercisable options outstanding at an average price of $5.19 per share.

         8.3 Earnings Per Share

         Earnings per share common share is computed by dividing net income by the weighted average number of common shares outstanding. Weighted average common shares outstanding include common share equivalents from assumed exercise of stock options and are determined by application of the treasury stock method.

         Weighted average common shares outstanding, including common share equivalents, used in computing earnings per share were 4,532,802 for 1996, 4,483,283 for 1995 and 4,478,204 for 1994.

9. Employee and Agent Benefit Plans

         9.1 Self-Insured Health Plan

         The Company maintains a self-insured health plan for all full-time employees. Premiums are only collected from those employees who elect to have dependents covered by the plan. The plan is reinsured with the Company's retention being $100,000 per year, per person. Benefit costs under the plan net of premiums collected, which are recorded in the consolidated income statement under the caption "other operating expenses", were $209,100 in 1996, $239,896 in 1995 and $115,513 in
         1994.

         9.2 Retirement Plans

         The Company has a 401(k) incentive savings plan that covers all employees after a one-year service period. The

                         COLUMBIA UNIVERSAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         Company is required to make an annual fixed contribution into the plan of 1.5% of each participant's salary. In addition, the Company is required to match a percentage of the first 6% of each participant's contribution to the plan. This matching percentage is determined each year by the Compensation and Benefits Committee and is required to range between 25% and 75%. The matching percentage was 50% in 1996, 25% in 1995 and 75% in 1994. The expense for contributions by the Company to the incentive savings plan, net of non-vested balances recovered from terminated employees, was $66,365 in 1996, $19,440 in 1995 and $83,919 in 1994.

         The Company also has a non-contributory defined benefit pension plan. The plan was frozen effective December 31, 1994, and as a result, all accumulated plan benefits became fully vested. No additional benefits will accrue under the plan.

         The expense of the plan for the years ended December 31, was as follows:

                                                1996         1995         1994
         -----------------------------------------------------------------------
         Annual pension expense:
           Service cost                      $     --    $      --    $  94,629
           Interest cost                       55,112       57,749       59,858
           Return on assets                   (56,254)    (127,276)       5,966
           Net amortization and deferral        5,287      195,711      (48,529)
         -----------------------------------------------------------------------

           Net periodic cost                 $  4,145    $ 126,184    $ 111,924
         =======================================================================

         A reconciliation of the funded status of the plan at December 31, is as follows:

                                                      1996          1995
         ------------------------------------------------------------------
         Projected benefit obligation              $ 823,813     $ 827,451
         Plan assets available for benefits         (750,934)     (768,240)
         ------------------------------------------------------------------

         Funded status                                72,879        59,211
         Unrecognized net (gain) loss                 (1,492)        8,031
         Unrecognized transition amount                   --            --
         Additional minimum liability                  1,492            --
         ------------------------------------------------------------------

         Accrued pension liability                 $  72,879     $  67,242
         ==================================================================


         The expected long-term rate of return on assets was 7.0% in 1996, 1995, 1994. The average assumed discount rate was 7.0% in 1996 and 1995 and 7.5% in 1994. Plan assets are held primarily in various publicly-traded investment funds unrelated to the Company. These funds invest in stocks, bonds and money market instruments.

         9.3 Incentive Compensation Plan

         The Company has an incentive compensation plan in effect that compensates key employees for both company and personal performance during a calendar year. Expense under the plan was $92,300, $107,000 and $72,500 for the plan years ended December 31, 1996, 1995 and 1994, respectively.

         9.4 Postretirement and Postemployment Benefits Other Than Pensions

         The Company has a non-contributory group term life insurance plan which covers all employees who retire after reaching age 65 with 5 years of service or employees who are totally and permanently disabled and have completed 10 years of service. Benefits terminate upon early retirement, or other separation from service. The plan provides for a death benefit of an employee's final salary up to age 70. The benefit grades downward 10% per year until the amount is 50% of the final salary after age 75. The accumulated post retirement benefit obligation of $103,700 for retirees and $65,300 for actives was expensed during 1996. The average assumed discount rate was 7% and the assumed salary progression was 5% per year.

                         COLUMBIA UNIVERSAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


10. Commitments, Contingencies Restrictions, Risks and Uncertainties

         10.1 Reinsurance

         As is customary in the insurance industry, CULIC reinsures a portion of its life and health insurance risk with unaffiliated insurance carriers under traditional indemnity reinsurance arrangements (called "ceded reinsurance"). Under these arrangements, the other carriers agree to accept responsibility for some of the risks underwritten by CULIC. The primary purpose of ceded reinsurance is to protect the company from potential losses in excess of amounts it is willing to accept.

         CULIC's retention limits for life insurance range up to a maximum of $125,000 per life. The maximum retention for health insurance is $100,000 per individual, per year. Reinsurance premiums paid for life insurance were $1,895,631 in 1996, $1,974,380 in 1995 and $1,997,795 in
         1994. The face amount of life insurance in force ceded to other companies was $431,396,470 at December 31, 1996 and $468,771,664 at
         December 31, 1995 and $482,137,029 at December 31, 1994. Reinsurance premiums paid for health insurance were $32,856 in 1996, $31,887 in 1995 and $411,322 in 1994.

         Reinsurance assets, which include amounts recoverable from reinsurers for paid and unpaid claims and reserve credits on ceded business were $1,947,345 and $2,176,967 at December 31, 1996 and 1995.

         CULIC's reinsurance assets at December 31, 1996, relate to approximately 21 reinsurers. Four major insurance companies individually account for 10% or more of total reinsurance assets, and approximately 53% in total. One company which reinsures health business, accounts for 13.2% of reinsurance assets and is rated "B". The other three major companies are each rated "A" or better. Ratings are provided by AM Best, a recognized insurance company rating agency. In the event that the reinsuring companies were unable to meet their responsibilities under the reinsurance arrangements, CULIC would be liable for that portion of the risk ceded to those companies.

         10.2 Lease Commitments

         The company leases its home office facilities under a five-year non-cancelable lease agreement, which expires in December of 1998. The lease provides a renewal option for one five year period at prevailing market rates. Minimum rentals under the terms of the lease, including rent escalations, are as follows:

         =======================================================================
                  1997                        468,312
                  1998                        477,311
         -----------------------------------------------------------------------

                  Total                      $945,623
         =======================================================================

         Total rental expense was $524,488 in 1996, $462,199 in 1995 and $524,965 in 1994.

         10.3 Litigation

         The company is the defendant in several lawsuits that have arisen in the normal course of its insurance operations. These lawsuits primarily represent claims for policy benefits that are in excess of amounts provided for by the terms of the underlying insurance contracts. The company has established claim liabilities for the amount of such benefits management believes will ultimately be paid. Management does not believe that any material settlements in excess of the liabilities already established will be made.

         10.4 Guaranty Association Assessments

         Over the past several years, the number of insurance companies that have been placed under regulatory supervision has increased. To effectively deal with the increasing number of insurance company insolvencies and to protect the policyholders of those companies, a system of state insurance guaranty associations has developed. These quasi-

                         COLUMBIA UNIVERSAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         governmental bodies have been given limited authority to assess financially sound insurance companies to mitigate the losses to policyholders arising from the insolvencies. These assessments are generally recoverable in most states through a reduction in future premium taxes. The accompanying consolidated financial statements include a provision for estimated assessments, net of amounts expected to be recovered through future premium tax offsets.

         10.5 Investment Concentrations

         At December 31, 1996, the Company's investment portfolio consisted of securities issued by the U.S. government or U.S. government agencies which are fully guaranteed by the full faith and credit of the U.S. government (13%); U.S. government agencies which are not fully guaranteed (15%); state and municipal governments (1%); investment-grade corporate bonds (58%); below investment-grade corporate bonds (4%); equity securities (1%); mortgage loans (1%); policy loans (6%); and short-term investments (1%).

         The following industries or security types accounted for 5% or more of investments in debt and equity securities at December 31, 1995:
         Electric utilities (13%); Diversified utilities (10%); Financial services (6%); Insurance carriers (5%); Telephone communication (5%); mortgage-backed pass-thru securities (12%); and collateralized mortgage obligations (16%). No other industry or security type accounted for more than 4% of the total investment securities portfolio.

         The Company's investment in below investment-grade corporate bonds had an aggregate amortized cost of $13,418,148 and estimated market value of $13,533,144 at December 31, 1996. The average quality of rating of these assets was "BB" (based on Standard & Poor's bond ratings).

         All of the Company's investments in mortgage loans were acquired in connection with acquisitions of blocks of insurance business from other companies. At December 31, 1996, Wyoming, Texas and Louisiana accounted for 71%, 10% and 19%, respectively, of the reported value of mortgage loans.

         With the exception of investments in securities issued by the U.S. government or U.S. government agencies, no investment in any person or its affiliates exceeded 10% of the Company's shareholders' equity at December 31, 1996.

         10.6 Business Concentrations

         Significant concentrations of business in any one marketing or geographic area could negatively impact the Company's operations as the result of regional economic downturns or adverse regulatory action. Also, concentrations of new business production in any one agent or agency could negatively impact the Company's operations in the event of a deterioration in the business relationship. Management believes the possibility of such events having a negative effect upon the Company's financial condition to be remote.

         CULIC is licensed to sell life insurance, annuities and health insurance products in thirty-seven states and jurisdictions. For the year ended December 31, 1996, life insurance accounted for 37%, annuities 57% and health insurance 6% of total statutory collected premiums. States which accounted for 5% or more of life insurance premiums were: California (7%); Louisiana (5%) and Texas (54%). Texas accounted for 90% of annuity premiums, with no other state accounting for more than 2%. States which accounted for 5% or more of health insurance premiums were: Florida (6%); Illinois (6%); Indiana (6%); Louisiana (13%); Oklahoma (7%); and Texas (23%). States which accounted for 5% or more of new life insurance production for 1996 were: Alabama (7%); California (21%); Oklahoma (6%); Tennessee (5%); and Texas (25%). No other state accounted for more than 4% of new life insurance production. Texas accounted for approximately 93% of new annuity production, with no other state accounting for more than 1%. CULIC currently offers only one health insurance product which does not account for a significant amount of its total new business production.

         CULIC's products are sold through a network of over 3,300 independent agents. Three agents or agencies accounted for 14%, 11% and 6%, respectively, of new life insurance production for 1996. Five agents or agencies accounted for 35%, 8%, 8%, 6% and 6%, respectively, of new annuity production for 1996.

                         COLUMBIA UNIVERSAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         10.7 Statutory Capital and Surplus and Dividend Limitations

         The activities of insurance companies are regulated by state insurance authorities which require companies to maintain minimum levels of statutory capital and surplus to ensure their ability to meet their obligations to policyholders. At December 31, 1996, CULIC had statutory capital and surplus in excess of the minimum required by its domiciliary insurance department.

         The NAIC and the Texas Department of Insurance have adopted risk-based capital formulas for life insurance companies that establish minimum capital requirements relating to insurance risk, asset credit risk, interest rate risk and business risk. The formulas are used by the NAIC and state insurance regulators as early warning tools to identify companies that require additional scrutiny or regulatory action. At December 31, 1996, CULIC's RBC ratio exceeded the level at which regulatory action would be required.

         Statutory regulations limit the payment of dividends by insurance companies. In Texas, the domiciliary state of CULIC, dividends are limited to the greater of the net gain from operations for the preceding year or 10% of net surplus at the end of the preceding year, as further restricted by the balance of "unassigned surplus" from which dividends are paid. Payment of dividends in excess of such amounts would require approval of regulatory authorities. Pursuant to minimum capital and surplus requirements in a loan agreement, CULIC is further restricted in the amount of dividends that it may pay to its parent.

         On the basis of reporting prescribed by insurance regulatory authorities, CULIC had a net gain from operations of $2,932,852 for the year ended December 31, 1996, and net surplus of $14,162,330 at December 31, 1996. Unassigned surplus was $6,492,593 at December 31, 1996.

11. Fair Value of Financial Instruments

         The following methods and assumptions were used to estimate the fair values of financial instruments:

         Debt securities - Fair values for debt securities are based upon quoted market prices, where available. For debt securities that are not actively traded, fair values are estimated using values obtained from independent pricing services, quoted market prices of similar securities or discounted future flows using a current market rate of interest applicable to the credit quality and maturity of the investments.

         Equity securities - Fair values for equity securities are based upon quoted market prices.

         Mortgage loans - Fair values for fixed-rate mortgage loans are estimated using discounted cash flow analyses using current rates of interest for similar loans to borrowers with similar credit ratings. The outstanding principal balance of adjustable-rate mortgage loans is assumed to approximate their fair values.

         Policy loans - It is not practicable to estimate the fair value of policy loans as they have no stated maturity. Policy loans are fully collateralized by the cash surrender values of the underlying insurance contracts. Interest accrues on the outstanding principal balance at rates which range from 4.8% to 8%.

         Cash and Short-term Investments - The carrying amounts reported in the balance sheet for these instruments approximate their fair values.

         Investment-type insurance contracts - Fair values for liabilities under investment-type insurance contracts, which are included in the balance sheet caption "reserves for future policy benefits," are estimated to equal their cash surrender values.

         Note payable - The outstanding principal balance of the note payable, which is subject to variable rates of interest, approximates its fair value.

                         COLUMBIA UNIVERSAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                           1996                         1995
                                                Estimated       Carrying      Estimated      Carrying
                                                Fair Value       Amount       Fair Value      Amount
         ----------------------------------------------------------------------------------------------
         Investments:
           Securities available-for-sale:
                        Debt securities        $302,933,944   $302,933,944   $293,796,113   293,796,113
                        Equity securities         2,360,390      2,360,390      2,955,307     2,955,307
           Mortgage loans on real estate          2,637,250      2,335,997      3,300,934     2,920,850
           Policy loans                          18,334,100     18,334,100     18,460,493    18,460,493
           Short-term investments                 2,236,958      2,236,958      3,583,780     3,583,780
         Cash                                     1,375,751      1,375,751      1,338,482     1,338,482
         Investment-type insurance contracts    152,717,989    159,782,071    137,247,504   143,965,470
         Note payable                             6,969,662      6,969,662      8,352,790     8,352,790
         ----------------------------------------------------------------------------------------------


12. Related Party Transactions

         The company receives investment management and legal services from firms affiliated with certain of the Company's directors. Total fees paid for those services were $656,700 in 1996, $272,232 in 1995 and $180,745 in 1994.

13. Supplemental Cash Flow Information

         Interest of $652,065, $841,817 and $530,776 was paid in 1996, 1995 and
         1994, respectively.

14. Business Segment Information

         CUC operates in one industry segment, life insurance. Operations within this segment involve the sale and administration of three product lines, life insurance, annuities and health insurance. Corporate and other includes transactions which are nonoperating in nature and are not related to the activities of a product line. The more significant items included in this caption are parent company interest expense, goodwill amortization and investment earnings on statutory capital and surplus not allocable to product lines.

                         COLUMBIA UNIVERSAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         Financial information by product line for revenues, income before income taxes, income from operations and identifiable assets for the years ended December 31, are summarized as follows:

                                             1996             1995            1994
         ----------------------------------------------------------------------------
         Total revenues:
           Life insurance              $  21,309,014    $  22,009,389    $ 20,105,226
           Annuities                      12,662,006       11,234,181       8,364,955
           Health insurance                2,624,513        2,956,740       7,862,655
           Corporate and other             1,014,200        1,327,099       1,065,080
         -----------------------------------------------------------------------------

                                       $  37,609,733    $  37,527,409    $ 37,397,916
         =============================================================================
         Income before income taxes:
           Life insurance              $   2,425,112    $   2,627,449    $  2,506,457
           Annuities                       1,926,802        2,147,931         670,665
           Health insurance               (1,191,706)        (129,375)        300,520
           Corporate and other              (523,932)         329,137         216,076
         -----------------------------------------------------------------------------

                                       $   2,636,276    $   4,975,142    $  3,693,718
         =============================================================================

         Income from operations (1):
           Life insurance              $   2,022,889    $   1,972,575    $  2,209,455
           Annuities                       1,618,524        1,808,475         352,863
           Health insurance               (1,202,811)        (136,802)        261,932
           Corporate and other               136,323        1,137,215         854,697
         -----------------------------------------------------------------------------

                                       $   2,574,925    $   4,781,463    $  3,678,947
         =============================================================================

         Identifiable Assets:
           Life insurance              $ 175,610,509    $ 177,930,697    $175,757,498
           Annuities                     171,920,950      158,445,392     130,123,357
           Health insurance                5,122,014        5,096,806       5,272,271
           Corporate and other            15,819,967       18,106,614      14,244,030
         -----------------------------------------------------------------------------

                                       $ 368,473,440    $ 359,579,509    $325,397,156
         =============================================================================


         (1) Income before income taxes, interest expense and capital gains, net of related adjustments to policy acquisition costs and unearned revenues

                         COLUMBIA UNIVERSAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


15.  Reconciliation of GAAP and Statutory Accounting

              A reconciliation from the basis of accounting followed by CULIC as prescribed or permitted by state insurance regulatory authorities to the basis of generally accepted accounting principles is as follows:

         Net income for the years ended December 31,                               1996             1995             1994
         --------------------------------------------------------------------------------------------------------------------
         STATUTORY NET INCOME                                                 $  2,772,696     $  3,982,262     $  3,192,932
         Adjustments for:
           Insurance revenues                                                  (24,954,439)     (28,258,074)     (42,080,826)
           Realized investment gains                                             1,055,337        1,190,457        1,030,960
           Policy benefits and change in reserves                               24,984,415       27,387,745       41,567,475
           Amortization of policy acquisition costs net of costs deferred          526,511          438,286          662,919
           Gain on sale of health business                                              --               --       (1,946,454)
           Federal income taxes                                                    (90,435)        (466,468)         255,119
           Purchase price on health business sold                               (1,329,572)              --               --
           Other, including adjustments for CUC and CUFC                          (786,201)        (241,727)         447,009
         --------------------------------------------------------------------------------------------------------------------

         CONSOLIDATED NET INCOME AS REPORTED HEREIN                           $  2,178,312     $  4,032,481     $  3,129,134
         ====================================================================================================================

         Stockholders' equity at December 31,                 1996            1995
         -----------------------------------------------------------------------------
         STATUTORY CAPITAL AND SURPLUS                   $ 14,162,330    $ 14,006,995
         Adjusted for:
           Differences in asset valuation methods           4,014,703      14,773,073
         Policy acquisition costs                          28,475,572      26,060,830
           Acquisition related goodwill                     1,657,637       1,709,067
           Due and deferred premiums                       (2,434,542)     (2,058,777)
           Policy liabilities                              (6,184,996)     (6,759,756)
         Federal income taxes                              (4,436,057)     (7,297,325)
         Securities valuation reserves                      7,800,888       6,874,629
         Surplus debenture                                 (6,039,662)     (7,522,790)
         Other, including adjustments for CUC and CUFC        920,355       1,807,598
         -----------------------------------------------------------------------------

         CONSOLIDATED STOCKHOLDERS' EQUITY
                AS REPORTED HEREIN                       $ 37,936,228    $ 41,593,544
         =============================================================================

         (b) Pro forma consolidated financial information of American Heritage Life Investment Corporation.

         American Heritage Life Investment Corporation (the "Company" or "AHLIC") through its principal subsidiary American Heritage Life Insurance Company ("Heritage"), acquired by merger Columbia Universal Corporation ("Columbia"), whose principal subsidiary is Columbia Universal Life Insurance Company ("Columbia Universal"). The acquisition and merger was closed on March 3, 1997, for $44 million cash paid by Heritage.

         The unaudited pro forma consolidated balance sheet as of December 31, 1996 presents the historical consolidated balance sheets of the Company and Columbia. The purchase accounting and other pro forma adjustments, as described in the related notes, are calculated as if the Columbia acquisition had been effective at December 31, 1996.

         The unaudited pro forma consolidated statement of income for the year ended December 31, 1996 presents the consolidated results of operations of the Company and Columbia. The purchase accounting and other pro forma adjustments, as described in the related notes, are calculated as if the Columbia acquisition had been effective January 1, 1996.

         The pro forma consolidated financial statements are based on the historical financial statements of the Company and Columbia and should be read in conjunction with their respective financial statements and notes. The pro forma data are not necessarily indicative of the results of operations or financial condition of the Company had these transactions occurred on January 1, 1996, nor the results of future operations. The Company anticipates cost savings and additional benefits as a result of certain of the transactions contemplated in the pro forma financial statements. Such benefits and any other changes that might have resulted from management of the combined companies have not been included as adjustments to the pro forma consolidated financial statements. Certain amounts from the prior periods have been reclassified to conform to the current presentation.

                  AMERICAN HERITAGE LIFE INVESTMENT CORPORATION
     UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31,1996

                                                                   HISTORICAL

                                                           AHLIC              COLUMBIA             PRO FORMA         PRO FORMA
                                                         12/31/96             12/31/96            ADJUSTMENTS          TOTAL
ASSETS
Investments:
    Debt securities available for sale                 $   521,916             302,934            (14,200)(4)          820,650
                                                                                                   10,000 (9)
    Equity securities available for sale                    34,520               2,360                                  36,880
    First mortgage loans on real estate                     53,736               2,336                                  56,072
    Real estate, at cost, less accumulate                      453                   0                                     453
    Policy loans                                           399,608              18,334                                 417,942
    Short-term investments                                   1,216               2,237                                   3,453
                                                       -----------            --------           --------           ----------
         Total investments                               1,011,449             328,201             (4,200)           1,335,450
                                                       -----------            --------           --------           ----------

Cash                                                        21,672               1,376              4,200 (10)          27,248
Agents' balances and prepaid commission                     35,730                                                      35,730
Premiums receivable                                         40,989                                                      40,989
Accrued investment income                                   24,958               5,205                                  30,163
Deferred acquisition costs                                 173,699              28,476            (28,476)(1)          173,699
Property, software, furniture and equip                     28,926                 533                                  29,459
Reinsurance receivables                                     13,423                 245                                  13,668
                                                                                                    8,827 (8)
Acquisition related goodwill                                                     1,658             (1,658)(1)            8,827
Value of business purchased                                                                        29,976 (7)           29,976
Other assets                                                19,271               3,130                                  22,401
                                                       -----------            --------           --------           ----------
  Total assets                                         $ 1,370,117             368,824              8,669            1,747,610
                                                       ===========            ========           ========           ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Future policy benefits                               $   203,396              64,329                                 267,725
  Policyholder account balances                            681,098             247,947                                 929,045
  Unearned premiums                                         52,279                 315                                  52,594
  Policy and contract claims                                51,261               1,362              1,200 (2)           53,823

  Notes payable to banks                                    85,459               6,970             (6,970)(3)          132,759
                                                                                                   47,300 (11)
  Deferred income taxes                                     32,344               4,448                                  36,792
                                                                                 4,200 (10)
  Other liabilities                                         35,337               5,517                875 (5)           45,929
                                                       -----------            --------           --------           ----------
Total liabilities                                        1,141,174             330,888             46,605            1,518,667
                                                       -----------            --------           --------           ----------

Stockholders' equity:
  Common stock                                              13,967                  45                (45)(6)           13,967
  Paid-in and contributed capital                           42,644              11,444            (11,444)(6)           42,644
  Retained earnings                                        163,460              24,457            (24,457)(6)          163,460
  Unrealized investment gains, net of taxes                 12,158               1,990             (1,990)(6)           12,158
  Less cost common shares in treasury                       (3,286)                  0                 --               (3,286)
                                                       -----------            --------           --------           ----------
 Total stockholders' equity                                228,943              37,936            (37,936)             228,943
                                                       -----------            --------           --------           ----------

Total liabilities and stockholders' equity             $ 1,370,117             368,824              8,669            1,747,610
                                                       ===========            ========           ========           ==========

Pro Forma Adjustments:
(1) Elimination of deferred acquisition cost and acquisition related goodwill
(2) Record acquisition at fair value.
(3) Pay off of subordinated debenture.
(4) Acquisition funding to extent of statutory surplus of Columbia Universal
(5) Other acquisition costs
(6) Elimination of investment in Columbia
(7) Record value of business purchased
(8) Record acquisition related goodwill
(9) Additional capital contribution to Columbia Universal
(10) Unsettled cash transactions at Balance Sheet date
(11) Acquisition funding

See accompanying notes to pro forma consolidated financial statements.

                  AMERICAN HERITAGE LIFE INVESTMENT CORPORATION
             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1996


                                                   HISTORICAL

                                                AHLIC   COLUMBIA    PRO FORMA    PRO FORMA
                                               12/31/96 12/31/96  ADJUSTMENTS      TOTALS
                                               --------   ------   --------       --------
Income:
  Insurance revenues                           $258,519   12,533                   271,052
  Net investment income                          77,035   23,996        775 (2)    100,990
                                                                       (816)(3)
  Realized investment gains, net                    420    1,080                     1,500
                                               --------   ------   --------       --------
    Total income                                335,974   37,609        (41)       373,542
                                               --------   ------   --------       --------
Benefits, claims and expenses:
  Benefits and claims                           148,887   22,201                   171,088
  Amortization of deferred acquisition costs     25,628    4,505                    30,133

  Other expenses                                121,600    8,267        225 (5)    132,741
                                                                       (189)(4)
                                                                      2,838 (1)
                                               --------   ------   --------       --------
    Total benefits, claims and expenses         296,115   34,973      2,874        333,962
                                               --------   ------   --------       --------
    Earnings before income taxes                 39,859    2,636     (2,915)        39,580
Income taxes                                     12,827      458       (423)        12,862
                                               --------   ------   --------       --------
  Net earnings                                 $ 27,032    2,178     (2,492)        26,718
                                               ========   ======   ========       ========
Net earnings per share of common stock         $   1.96      n/a        n/a           1.93
                                               ========                           ========

Pro Forma Adjustments:
(1) Interest expense on bank borrowings of $47.3 million at 6%.
(2) Interest income on capital infusion of $10.0 million at 7.75%
(3) Lost investment income on portion of purchase price ($14.2 million) funded with internal funds at 5.75%.
(4) Interest savings on refinancing note payable of $8.4 million at savings of 225 basis points (equivalent to prime + 50 basis points vs. LIBOR + 55 basis points).
(5) Amortization of excess purchase price.

See accompanying notes to pro forma consolidated financial statements.

                  AMERICAN HERITAGE LIFE INVESTMENT CORPORATION
              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


NOTE A. BASIS OF PRESENTATION

         AHLIC and Columbia announced an agreement in principle on December 10, 1996 for a subsidiary of AHLIC to acquire all of the outstanding common stock of Columbia for $44 million in cash. The Executive Committee of AHLIC and the Board of Directors of Columbia each approved the definitive agreement in meetings on December 27, 1997, and on January 2, 1997 a definitive purchase agreement was executed. The transaction closed on March 3, 1997. The purchase method of accounting will be followed and is assumed in the accompanying pro forma financial information.

         The acquisition was financed in part by AHLIC borrowing against a $100 million acquisition line of credit it has with three major banks. Additionally, AHLIC through a subsidiary made a capital contribution of $10.0 million to Columbia Universal a wholly-owned subsidiary of Columbia. The source of these funds was bank borrowings against the acquisition line of credit. At December 31, 1996 Columbia had outstanding bank debt of $7.0 million which had been used to fund a surplus debenture with Columbia Universal. AHLIC borrowed against the acquisition line to refinance this debt at a more favorable interest rate. American Heritage Life Insurance Company, a wholly-owned subsidiary of AHLIC, is the direct parent of Columbia and funded the purchase price with internal funds to the extent of the statutory capital and surplus of Columbia
Universal. The following table summarizes the amount borrowed by AHLIC for this acquisition and related transactions:


                                                       ($ amounts in millions)
                                                       -----------------------

         Purchase price                                         $ 44.0
         Capital contribution                                     10.0
         Payoff outstanding bank debt                              7.0
         Other expenses (estimated)                                 .5
         Less Columbia Universal statutory equity at 12/31/96    (14.2)
                                                                ------
         Net amount to borrow                                   $ 47.3
                                                                ======


NOTE B. PURPOSE

         The accompanying pro forma balance sheet presents the historical balance sheets of AHLIC and Columbia and the purchase accounting and other pro forma adjustments as if the acquisition had been made as of December 31, 1996.

         The accompanying pro forma statement of earnings presents the historical operating results of AHLIC and Columbia for the year ended December 31, 1996 and the necessary purchase accounting and pro forma adjustments as if the acquisition had been effective January 1, 1996.

         The unaudited pro forma consolidated financial statements may change due to certain changes in the purchase accounting adjustments included in the pro formas once all valuations of assets and liabilities assumed are finalized.


NOTE C. NET ASSETS ACQUIRED

         The audited consolidated financial statements of Columbia are included herein and reference is made to the footnotes to such financial statements. Such footnotes set forth the current value of all significant assets to be used for purchase accounting purposes. The liabilities assumed of Columbia were assumed to be stated at fair value based on their amounts in the December 31, 1996 balance sheet subject to certain adjustments as presented herein.

         Following is an allocation of the purchase price:

                                                        ($ Amounts in millions)
                                                        -----------------------

         Net assets purchased                                   $ 37.9
         Increase in policyholder liabilities
           to estimated fair value                                (1.2)
         Transaction costs                                        (1.5)
         Excess purchase price                                     8.8
                                                                ------
         Purchase price                                         $ 44.0
                                                                ======


NOTE D. VALUE OF BUSINESS ACQUIRED

Pursuant to purchase accounting, the deferred acquisition costs and acquisition related goodwill on Columbia's historical balance sheet are eliminated since these amounts are reflected in the determination of the cost of business acquired. In the accompanying pro forma consolidated balance sheet the amounts for value of business acquired and acquisition related goodwill may change based upon the final determination of values. The amount of goodwill related to this acquisition will not be material to the consolidated balance sheet of AHLIC.


NOTE E. INCOME TAXES

         The pro forma total effective income tax rate was assumed to be 32.5%.

NOTE F. ADJUSTED PRO FORMA OPERATIONS

Included as a charge to Columbia Universal's operating expenses for the year ended December 31, 1996 was $1.3 million related to an adjustment in the sales price of a health block of business Columbia had sold in 1994. Also included as a charge to Columbia's operating earnings in 1996 were $1.0 million related to terminated merger/initial public offering expenses and other unusual one time expenses. Excluding the effect of these items on the pro forma consolidated statement of earnings, net consolidated pre-tax earnings would have been $41.9 million and after tax pro forma consolidated net earnings would have been $28.3 million resulting in pro forma consolidated net earnings per share of $2.05.

Operating earnings (excluding realized investment gains and losses) for AHLIC for the year ended December 31, 1996 were $26.8 million or $1.94 per share. On a pro forma consolidated basis, excluding the two items discussed in the preceding paragraph, the consolidated operating earnings for the consolidated operations would have been $27.6 million, or $2.00 per share.

(c) Exhibits

    NONE

                                   SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned who is duly authorized.

                                   ---------------------------------------------
                                   AMERICAN HERITAGE LIFE INVESTMENT CORPORATION

Date: March 27, 1997               By: /s/ C. Richard Morehead
                                      ------------------------------------------
                                       C. Richard Morehead
                                       Executive Vice President, Treasurer and
                                       Chief Financial Officer


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